ACSBAcquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route one	C e r t i f i e d P u b l i c A c c o u n t a n t s a n d A d v i s o r s	330 7th Floor
Iselin, New Jersey, 08830		Suite 202
732.855.9600		New York, NY 10001
www.acsbco.com		212.867.1319

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 30, 2010, except for Note 1 as to which the date is October 5, 2010 on the financial statements of Rongfu Aquaculture, Inc., for the years ended December 31, 2009 and 2008 included herein in Amendment No. 4 to the registration statement of Rongfu Aquaculture, Inc. on Form S-1/A, and to the reference to our firm under the heading “Expert” in the prospectus.

/s/Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
Certified Public Accountants
New York, New York
February 23, 2011

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